EXHIBIT 5.1

16 August 2019

Matter No.: 363822

Doc Ref: 15895290

+1 441 294 5929

sophia.greaves@conyersdill.com

Textainer Group Holdings Limited

Century House

16 Par-La-Ville Road

Hamilton HM 08

Bermuda

Dear Sirs

Textainer Group Holdings Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) on 16 August 2019 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an additional 2,500,000 common shares, par value US$0.01 per share (the “Common Shares”), issuable pursuant to the Textainer Group Holdings Limited 2019 Share Incentive Plan as amended and restated effective May 23, 2019 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 16 August 2019, minutes of meetings of the members of the Company held on 4 September 2007, 19 May 2010, 21 May 2015 and 23 May 2019 and unanimous written resolutions of the board of directors of the Company dated 9 August 2007, 8 April 2010, 26 February 2015 and minutes of meetings of the board of directors of the Company held on 28 August 2007 and 7 March 2019 (together, the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of the State of California of the Plan in accordance with its terms; (g) that there is no provision of any Award Agreement (as defined in the Plan) which would have any implication in relation to the opinions expressed herein, (h) that any shares of the Company (including, without limitation, the Common Shares) issued under the Plan will be within the maximum aggregate number of shares that may be issued pursuant to Awards (as defined in the Plan) in accordance with the Plan, (i) that, upon the issue of any Common Shares, the Company will receive or will have received consideration for the full issue price thereof which shall be equal to at least the par value thereof, (j) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (k) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due, (l) that the Company’s shares will remain listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 13 August, 2007 will not have been revoked or amended at the time of issuance of any Common Shares.

We express no opinion with respect to the issuance of Common Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Common Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited